                            SCHEDULE 14A INFORMATION
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

[X] Filed by the Registrant

[ ] Filed by a Party other than the Registrant

Check the appropriate box:

[ ]  Preliminary proxy statement
[ ] Confidential For Use of this Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive proxy statement
[ ]  Definitive additional materials
[ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                           UNIVERSAL ELECTRONICS INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of filing fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------
     (5)  Total Fee paid:

          ---------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

          ---------------------------------------------------------------------
     (2)  Form, schedule or registration statement no.:

          ---------------------------------------------------------------------
     (3)  Filing party:

          ---------------------------------------------------------------------
     (4)  Date filed:

          ---------------------------------------------------------------------

[UNIVERSAL ELECTRONICS INC. LOGO]



April 26, 2001

Dear Stockholder:

You are cordially invited to attend the 2001 Annual Meeting of Stockholders of Universal Electronics Inc. to be held on Thursday, June 21, 2001 at 9:00 a.m., Los Angeles local time, at The Courtyard by Marriott, 5865 Katella Avenue, Cypress, California 90630. We urge you to be present in person or represented by proxy at this Meeting of Stockholders.

You will be asked to consider and vote upon the election of certain members of the Company's Board of Directors and the ratification of the Board of Directors' engagement of the Company's independent auditors for the year ending December 31, 2001. Details of these proposals and a description of the general business, directors and management of Universal Electronics are set forth in the accompanying Proxy Statement. The Board of Directors unanimously recommends that stockholders vote to approve all of the proposals.

Whether or not you plan to attend the Annual Meeting in person, it is important that your shares are represented. Therefore, please promptly complete, sign, date, and return the enclosed proxy card in the accompanying envelope, which requires no postage if mailed in the United States. You are, of course, welcome to attend the Annual Meeting and vote in person even if you previously returned your proxy card.

On behalf of the Board of Directors and management of Universal Electronics Inc., we would like to thank you for all of your support.


Sincerely yours,

Paul D. Arling
President and Chief Executive Officer




                           UNIVERSAL ELECTRONICS INC.
                               6101 Gateway Drive
                            Cypress, California 90630
                                  714-820-1000
                             714-820-1010 Facsimile
                                   www.ueic.com

                           UNIVERSAL ELECTRONICS INC.
                             Corporate Headquarters:
                               6101 Gateway Drive
                            Cypress, California 90630

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                     TO BE HELD ON THURSDAY, JUNE 21, 2001


        The 2001 Annual Meeting of Stockholders of Universal Electronics Inc., a Delaware corporation ("Universal" or the "Company"), will be held on Thursday, June 21, 2001 at 9:00 a.m., Los Angeles, California local time, at The Courtyard by Marriott, 5865 Katella Avenue, Cypress, California 90630. Doors to the meeting will be open at 8:00 a.m.

        The meeting will be conducted:

        1. To consider and to vote upon the following proposals (collectively, the "Proposals"), each of which is described in more detail in the accompanying Proxy Statement:

                (i) Proposal One: The election of Paul D. Arling and Camille Jayne, each as a Class I director to serve on the Board of Directors until the next Annual Meeting of Stockholders to be held in 2002 or until election and qualification of their successors;

                (ii) Proposal Two: Ratification of the appointment of PricewaterhouseCoopers LLP, a firm of independent accountants, as the Company's auditors for the year ending December 31, 2001.

        2. To consider and act upon such other matters as may properly come before the meeting or any and all postponements or adjournments thereof.

        Only stockholders of record at the close of business on April 19, 2001 will be entitled to notice of and to vote at the meeting or any adjournments or postponements thereof.


April 26, 2001


                                         Richard A. Firehammer, Jr.
                                         Senior Vice President, General Counsel
                                         and Secretary



        EACH STOCKHOLDER IS REQUESTED TO EXECUTE AND PROMPTLY RETURN THE
              ENCLOSED PROXY CARD IN THE ENCLOSED PREPAID ENVELOPE.

                           UNIVERSAL ELECTRONICS INC.
                                 PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS

                     To be held on Thursday, June 21, 2001

                        Mailed On or About April 26, 2001

                                  INTRODUCTION


        This Proxy Statement (the "Proxy Statement") is being furnished to stockholders of Universal Electronics Inc., a Delaware corporation ("Universal" or the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board" or the "Board of Directors") from holders of record of the Company's outstanding shares of common stock, par value $.01 per share (the "Company Common Stock"), as of the close of business on April 19, 2001 (the "Annual Meeting Record Date") for use at the 2001 Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held on Thursday, June 21, 2001, at 9:00 a.m. (Los Angeles, California local time) at The Courtyard by Marriott, 5865 Katella Avenue, Cypress, California 90630 and at any adjournments or postponements thereof. This Proxy Statement and the accompanying form of proxy are first being mailed to stockholders on or about April 26, 2001. The world headquarters and principal executive offices of the Company are located at 6101 Gateway Drive, Cypress, California 90630.

                       VOTING RIGHTS AND PROXY INFORMATION

        Only holders of record of shares of Company Common Stock as of the close of business on the Annual Meeting Record Date will be entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof. Such holders of shares of Company Common Stock are entitled to one vote per share on any matter that may properly come before the Annual Meeting. The presence, either in person or by properly executed and delivered proxy, of the holders of a majority of the then outstanding shares of Company Common Stock is necessary to constitute a quorum at the Annual Meeting and to permit action to be taken by the stockholders at such meeting. Under Delaware law, shares of Company Common Stock represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the Annual Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

        The affirmative vote of a plurality of shares of Company Common Stock present in person or represented by proxy at the Annual Meeting is required to elect the directors nominated pursuant to Proposal One. "Plurality" means that the individuals who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting. Consequently, any shares not voted (whether by abstention, broker non-vote, or otherwise) as to Proposal One will have no impact on the election of directors, except to the extent that the failure to vote for an individual results in another individual receiving a larger number of votes. Thus, the withholding of a vote with respect to the election of any nominee for director will have the practical effect of a vote against that nominee.

        Passage of Proposal Two and any other question or matter properly brought before the Annual Meeting requires the approval of a majority of the shares of Company Common Stock present in person or represented by proxy at the Annual Meeting. An abstention with respect to any share will have the practical effect of a vote against Proposal Two or any other question or matter properly brought before the Annual Meeting. A broker non-vote with respect to any share will not affect the passage of Proposal Two or any other question or matter properly brought before the Annual Meeting, since the share is not considered present for voting purposes.

        As of April 19, 2001, there were 13,864,939 shares of Company Common Stock outstanding and entitled to vote at the Annual Meeting. The directors and executive officers of the Company intend to vote in accordance with the recommendations of the Board with respect to Proposals One and Two and any other question or matter properly brought before the Annual Meeting.

        All shares of Company Common Stock that are represented at the Annual Meeting by properly executed and delivered proxies received prior to or at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated in such proxies. If no instructions are indicated for any Proposal, such proxies will be voted in accordance with the recommendations of the Board as set forth herein with respect to such Proposal.

        In the event that a quorum is not present at the time the Annual Meeting is convened or if for any other reason the Company believes that additional time should be allowed for the solicitation of proxies, the Company may adjourn the Annual Meeting with or without a vote of the stockholders. If the Company proposes to adjourn the Annual Meeting by a vote of the stockholders, the persons named in the enclosed form of proxy will vote all shares of Company Common Stock for which they have voting authority in favor of such adjournment.

        Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with Firstar Bank N.A., in its capacity as transfer agent for the Company (the "Transfer Agent"), at or before the Annual Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a subsequent proxy relating to the same shares of Company Common Stock and delivering it to the Transfer Agent at or before the Annual Meeting, or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, in and of itself, constitute a revocation of a proxy). Any written notice revoking a proxy should be sent to Firstar Bank, N.A., Corporate Trust, 1555 North Rivercenter Drive, Suite 301, Milwaukee, Wisconsin, 53212.

                         OWNERSHIP OF COMPANY SECURITIES

        The Company Common Stock is the only outstanding class of equity security of the Company.

        Ownership as of March 31, 2001 of the Company Common Stock by directors, nominees, each executive officer named in the Executive Compensation tables below, as well as by all directors and executive officers of the Company as a group, and to the Company's knowledge, beneficial holders of more than five percent of the Company Common Stock, is as follows:


                                                                       Shares of                 % of Shares
                                                                      Common Stock               Outstanding as
                                                                   Beneficially Owned                  of
Name and Address(1)                                                As of March 31, 2001         March 31, 2001
--------------------                                               --------------------         --------------
Directors and Nominees
   Paul D. Arling                                                      191,133(2)                     1.38
   David Beddow                                                          4,249(3)                        *
   Bruce A. Henderson                                                   25,843(4)                        *
   Camille Jayne                                                       304,067(5)                     2.19
   William C. Mulligan                                                  27,143(6)                        *
   J. C. Sparkman                                                       82,723(7)                        *

Non-Director Executive Officers
   John S. Ames                                                         17,501(8)                        *
   Jerry L. Bardin                                                      19,166(9)                        *
   Richard A. Firehammer, Jr.                                           65,000(10)                       *

All Directors and Executive Officers
  as a Group (11 persons)                                              823,325(11)                    5.94

Other Beneficial Owners of More than 5% of the
Outstanding Company Stock
   Berger LLC(12)                                                    2,743,640                       19.80
   Seneca Capital Management LLC(13)                                   907,940                        6.55

*       Less than one percent.

(1) Except as otherwise indicated, the address for all persons shown on this table is c/o the Company, 6101 Gateway Drive, Cypress, California 90630. Unless otherwise indicated in the footnotes to this table, and subject to community property laws where applicable, to the knowledge of the Company, each of the stockholders named in this table has sole voting and investment power with respect to the shares shown as beneficially owned by that stockholder.

(2) Includes 186,433 shares subject to options exercisable within 60 days. Also includes 1,000 shares held by Mr. Arling's wife as to which Mr. Arling disclaims beneficial ownership.

(3)     Includes 3,333 shares subject to options exercisable within 60 days.

(4)     Includes 6,667 shares subject to options exercisable within 60 days.

(5)     Includes 304,067 shares subject to options exercisable within 60 days.

(6)     Includes 16,667 shares subject to options exercisable within 60 days.

(7)     Includes 6,667 shares subject to options exercisable within 60 days.

(8)     Includes 17,501 shares subject to options exercisable within 60 days.

(9)     Includes 19,166 shares subject to options exercisable within 60 days.

(10)    Includes 65,000 shares subject to options exercisable within 60 days.

(11)    Includes 685,001 shares subject to options exercisable within 60 days.

(12) As reported on Amendment No. 3 to Schedule 13G as filed with the Securities and Exchange Commission by Berger LLC ("Berger"), Berger Small Company Growth Fund, a Portfolio of the Berger Investment Portfolio Trust ("BSCGF"), Stilwell Financial, Inc. ("SFI") and Stilwell Management, Inc. ("SMI") reporting ownership as of February 14, 2001. The principal business address for Berger, BSCGF and SMI is 210 University Boulevard, Suite 900, Denver, Colorado 80206. The principal business address for SFI is 920 Main, 21st Floor, Kansas City, Missouri 64105. SFI owns 100% of SMI. SMI owns approximately 86% of Berger. All of the Company Common Stock reported by Berger have been acquired by Berger's mutual fund and institutional clients and as such Berger has reported such ownership as a result of being potentially deemed the beneficial owner of securities held by the mutual funds and institutional clients to whom it provides investment advice. Each of SFI and SMI specifically disclaims beneficial ownership over any of the Company Common Stock. Each of Berger, BSCGF, SFI, and SMI is the beneficial owner of approximately 10.59%, 9.21%, 0%, and 0%, respectively, of Company Common Stock.

(13) As reported on Schedule 13G as filed with the Securities and Exchange Commission by Seneca Capital Management LLC, whose principal business address is 909 Montgomery Street, #500, San Francisco, California 94133, reporting ownership as of February 14, 2000.

                       PROPOSAL ONE: ELECTION OF DIRECTORS

GENERAL

        The number of directors of the Company's Board of Directors is presently set at nine and is divided into two classes. There are currently six directors, two of whom are Class I Directors and four of whom are Class II Directors, and three vacancies. The Class I Directors are directors who are also employees of the Company and/or any subsidiary of the Company, and are elected each year at the Annual Meeting of Stockholders to serve a one-year term. The Class II Directors are directors of the Company who are not also employees of the Company and/or any subsidiary of the Company, and are elected every even-numbered year at the Annual Meeting of Stockholders to serve a two-year term.

        Each of the Class I Directors' terms expires at this year's Annual Meeting.

        The three vacancies are as a result of resignations that occurred in early 1998 and in 1999.

        The Board has nominated and recommends the reelection of each of Mr. Arling and Ms. Jayne as a Class I Director for a one-year term expiring at the next Annual Meeting of Stockholders to be held in 2002.

        Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR Mr. Arling and Ms. Jayne.

        If elected, Mr. Arling and Ms. Jayne have consented to serve as directors of the Company for a one-year term and until their respective successors are elected and qualified. Although it is not contemplated that any nominee will be unable to serve as director, in such event, the proxies will be voted by the proxy holders for such other person or persons as may be designated by the present Board of Directors. Information with respect to each nominee is set forth below.

NOMINEES FOR ELECTION AS CLASS I DIRECTORS

Paul D. Arling                        Mr. Arling is President and Chief
   President and Chief Executive      Executive Officer of the Company. He has
   Officer                            held the position of Chief Executive
   Director since 1996                Officer since October 2000 and the
   Age: 38                            position of President since being rehired
                                      by the Company in September 1998. He was the Company's Chief Operating Officer from
                                      September 1998 until his promotion to
                                      Chief Executive Officer in October 2000.
                                      He was the Company's Senior Vice President and Chief Financial Officer from May 1996 until his termination by the Company on August 31, 1998. Prior to joining the
                                      Company, from 1993 through May 1996, he
                                      served in various capacities at LESCO,
                                      Inc. (a manufacturer and distributor of
                                      professional turf care products) with the most recent being Acting Chief Financial
                                      Officer. At the 2000 Annual Meeting of
                                      Stockholders, Mr. Arling was reelected as a Class I Director of the Company to serve until the 2001 Annual Meeting of Stockholders.

Camille Jayne                        Ms. Jayne has been Executive Chairman of
  Executive Chairman of the Board    the Board of the Company since October
  Director since 1998                2000. Prior to that, she was the Company's
  Age: 48                            Chairman since December 1998 and was the
                                     Company's Chief Executive Officer since
                                     August 1998. She was the Company's
                                     President and Chief Operating Officer from
                                     February 2, 1998. Prior to that, from July
                                     1997 to March 1998, she was President and CEO of The Jayne Group (a consulting firm specializing in the development, introduction and operation of digital cable TV products and services) and a Senior Partner at BHC Consulting (a business management and market research firm). Prior to The Jayne Group and BHC,
                                     Ms. Jayne was Senior Vice President in
                                     charge of the digital TV business unit at Tele-Communications, Inc. ("TCI") from
                                     November 1995 to July 1997. At the 2000
                                     Annual Meeting of Stockholders, Ms. Jayne, was elected as a Class I Director of the Company to serve until the 2001 Annual
                                     Meeting of Stockholders.


CLASS II DIRECTORS
  CONTINUING AS DIRECTORS

David Beddow                          Mr. Beddow is the Founder and Chief
   Director since 1999                Executive Officer and a Director of
   Member:                            Liberty Livewire Corporation, a subsidiary
       Audit Committee                of Liberty Media Corporation, a position
       Acquisition Advisory           he has held since May 2000. Prior to that,
       Committee                      he was Vice President/Technology of
   Age: 67                            Liberty Media Corp., which position he
                                      held from April 1999 to May 2000. Prior to that, from June 1993 to April 1999, he was Executive Vice President of TCI
                                      Communications, Inc. ("TCI") and President and CEO of TCI's National Digital
                                      Television Center, Inc.

Bruce A.  Henderson                   Mr. Henderson is Chief Executive of
   Director since 1996                Invensys Software Systems, a division of
   Member:                            Invensys PLC and was appointed to his
      Audit Committee                 current position in July 2000. Mr.
      Compensation Committee          Henderson joined Siebe PLC in 1995 as
   Age: 52                            President of the Appliance Controls
                                      Division, where he led work on
                                      embedded-software controls. In February
                                      1999, he was named Chief Executive of
                                      Invensys Controls, following the merger of BTR PLC and Siebe PLC.




William C. Mulligan                   Mr. Mulligan is Managing Partner with
   Director since 1992                Primus Venture Partners (a Cleveland-based
   Member:                            venture capital partnership), which
      Audit Committee (Chairman)      position he has held since 1987.
      Nominating Committee
      Acquisition Advisory Committee
   Age: 48



J. C. Sparkman
   Director since 1998
   Member:                            Mr. Sparkman served as Executive Vice
       Compensation Committee         President and Chief Operating Officer of
         (Chairman)                   Tele-Communications, Inc. ("TCI") from
                                      1987 until his retirement in 1995. He is a
       Acquisition Advisory           director of Shaw Communications, Inc. and
       Committee                      Broadband Services Inc.
   Age: 68


VOTE REQUIRED

        Approval of the election of the nominees is subject to the affirmative vote of a plurality of shares of Company Common Stock present in person or represented by proxy at the Annual Meeting.

        THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE FOREGOING NOMINEES AS DIRECTORS OF THE COMPANY.

               THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

        In 2000, the Board met eight times and acted by unanimous written consent three times. No director attended less than 75% of the number of meetings of the Board of Directors and the committees on which he or she served during the period for which he or she was a member of the Board.

        The Board has four standing committees: (i) Acquisition Advisory (ii) Audit; (iii) Compensation; and (iv) Nominating. The members of each committee are appointed by the Board of Directors and serve at its discretion. A majority of each of the committees constitutes a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by all of the members, are acts of any of the respective committees.

        The members of the Acquisition Advisory Committee are David Beddow and William C. Mulligan, neither of whom is an officer or employee of the Company or any of its subsidiaries. The Acquisition Advisory Committee serves to assist management in the development of the Company's acquisition and disposition strategies and in the analysis of potential acquisition targets. During 2000, the Acquisition Advisory Committee met with management on an informal basis regularly throughout the year and acted once by unanimous written consent.

        The members of the Audit Committee are David Beddow, Bruce A. Henderson and William C. Mulligan (who is Chairman of the Committee), none of who is an officer or employee of the Company or any of its subsidiaries. Each member of the Audit Committee is independent, as independence is defined in Rule 4200(a)(15) of the listing standards of the National Association of Securities Dealers, Inc. The Audit Committee's functions include meeting with the Company's independent auditors and management representatives, making recommendations to the Board regarding the appointment of the independent auditors, approving the scope of audits and other services to be performed by the independent auditors, considering whether the performance of any professional service by the auditors could impair their independence, and reviewing the results of external audits, the accounting principles applied in financial reporting, and financial and operational controls. The independent auditors have unrestricted access to the Audit Committee and vice versa. During 2000, the Audit Committee met three times and acted once by unanimous written consent. The Audit Committee report is set forth in Appendix A hereto. The full text of the Audit Committee charter is set forth in Appendix B hereto.

        Audit Fees. The fees to PricewaterhouseCoopers LLP ("PWC") in connection with the annual audit and review of Forms 10-Q for the fiscal year 2000 were $172,500, of which an aggregate amount of $77,867 has been billed through December 31, 2000.

        Financial Information Systems Design and Implementation Fees. There were no financial information systems design and implementation services rendered by PWC to the Company for the fiscal year ended December 31, 2000.

        All Other Fees. The total of all other fees to PWC during 2000 amount to $362,145, of which, $111,672 relate to tax compliance and planning.

        In making its determination regarding the independence of PWC, the Audit Committee considered whether the provision of the services described under the captions "Financial Information Systems Design and Implementation Fees" and "All Other Fees" was compatible with maintaining the independence of PWC.

        The members of the Compensation Committee are Bruce A. Henderson and J.C. Sparkman (who is Chairman of the Committee), neither of whom is an officer or employee of the Company or any of its subsidiaries. The Compensation Committee's functions include making recommendations to the Board on policies and procedures relating to executive officers' compensation and various employee stock plans and approving individual salary adjustments and stock awards in those areas. During 2000, the Compensation Committee met once and acted once by unanimous written consent.

        The members of the Nominating Committee are William C. Mulligan and J.
C. Sparkman, neither of whom is an officer or employee of the Company or any of its subsidiaries. This committee considers nominees for election as directors. The committee utilizes the same procedure to consider nominees recommended by stockholders made pursuant to procedures identified in the Company's Amended and Restated By-laws, which are described in this Proxy Statement in "STOCKHOLDER NOMINATIONS OF DIRECTORS", as is used to consider nominees recommended by any other source. In addition, the committee fulfills an advisory function with respect to a range of matters affecting the Board and its committees, including making recommendations with respect to qualifications of director candidates, compensation of directors, the selection of committee assignments and chairs, and related matters affecting the functioning of the Board. The Nominating Committee did not meet during 2000.

                            COMPENSATION OF DIRECTORS

        On February 1, 2000, the Board of Directors granted options to acquire 20,000 shares of the Company's common stock to each of Messrs. Henderson, Mulligan and Sparkman and an option to acquire 10,000 shares of the Company's common stock to Mr. Beddow. The options were all granted from one of the Company's stock option plans and provided for the vesting of the options in equal 1/3 increments on each of the first three anniversaries of the date of grant, a 10 year life, accelerated vesting in the event of a change in control of the Company and a cessation in vesting in the event the Optionee does not stand for reelection. Each of the options was priced in accordance with the option plan and has an exercise price of $18.5625 per share. In addition, the Company pays an annual fee of $25,000 to each Director who is not an officer of the Company or any of its subsidiaries. In 2000, this fee was paid entirely in Company Common Stock. Directors who are also officers of the Company receive no additional compensation for their services as directors (see "COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION"). All directors are also reimbursed for travel expense and other out-of-pocket costs incurred in attending meetings.

        COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

        Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's directors and certain of its officers and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and The Nasdaq Stock Market. Such persons are further required to furnish the Company with copies of all such forms they file. Based solely on the Company's review of the copies of such forms it has received, the Company believes that, except for the late filing of Form 5 reports by each of Paul Arling, Camille Jayne, Paul J. M. Bennett, Jerry Bardin, J. Stewart Ames and Mark Belzowski with respect to the issuance of options to acquire shares of the Company Common Stock and of Form 5 by each of Bruce A. Henderson, William C. Mulligan and J. C. Sparkman with respect to the issuance of shares of Company Common Stock as outside director compensation received during 2000 (see "COMPENSATION OF DIRECTORS"), all of the Section 16(a) filing requirements were satisfied by the Company's directors and executive officers.

                         EXECUTIVE OFFICER COMPENSATION

SUMMARY OF COMPENSATION

        TABLE I below sets forth a summary of the compensation paid by the Company to its chief executive officer and the four additional most highly compensated executive officers of the Company ("Named Executive Officers").

TABLE I

         SUMMARY COMPENSATION TABLE FOR THE YEAR ENDED DECEMBER 31, 2000



                                                                                                LONG TERM
                                                           ANNUAL                              COMPENSATION
                                                      COMPENSATION(1)            OTHER             AWARDS
                                                            ($)                  ANNUAL             (#)            ALL OTHER
                                                   -----------------------    COMPENSATION         STOCK          COMPENSATION
NAME AND PRINCIPAL POSITION            YEAR        SALARY        BONUS(2)          ($)        OPTIONS(3),(4)         ($)(5)
---------------------------            ----        -------        --------    ------------    ----------------   --------------
Paul D. Arling(6) .................    2000        261,058        360,000            --            80,000           11,751
   President and                       1999        225,750        195,000            --           180,000           97,069
     Chief Executive Officer           1998        182,798         76,000            --           160,000          438,890

Camille Jayne(8) ..................    2000        394,558        480,000            --            80,000           12,552
   Executive Chairman                  1999        311,077        327,600         9,856(7)        320,000          157,159
                                       1998        271,154        109,800        43,488(7)        350,000            6,151

Jerry Bardin(9) ...................    2000        186,804        142,120            --            10,000           13,490
   Senior Vice President of            1999        176,277         76,286            --            30,000           11,717
     Engineering and Operations        1998         68,654         32,800            --            30,000            3,485

John S. Ames(10) ..................    2000        158,827        127,200            --            10,000            7,252
   Senior Vice President of            1999        148,758         64,723            --            40,000            3,602
     Sales and Marketing               1998        118,377         45,658            --            10,000            3,602

Richard A. Firehammer, Jr.(11) ....    2000        157,356        110,250            --            10,000            7,752
   Senior Vice President and           1999        135,577         64,723            --           140,000            5,909
     General Counsel                   1998         95,565         25,000            --                --          350,062

(1) Excludes certain perquisites and other amounts that for any executive officer did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus for such executive officer.

(2) Bonus includes the amount of cash bonus earned during the relevant year. Actual pay out of bonuses occurred in the following year.

(3) Awards referenced above represent options to purchase shares of the Company Common Stock granted during the relevant year.

(4) On December 20, 1999, the Board of Directors declared a two-for-one split of the Company Common Stock, to be paid January 31, 2000, in the form of a stock dividend for stockholders of record at the close of business on January 10, 2000. All share amounts in this table have been restated to give effect to the stock split.

(5)     For 2000, All Other Compensation was composed of the following items:


                                                       401(k)        Supplemental
                                                      Company       Life Insurance
                                                   Contributions       Premiums       Relocation          Totals
                                                   -------------    --------------    ----------          ------
        Paul D. Arling ....................             5,250            6,501             --             11,751
        Camille Jayne .....................             5,250            7,302             --             12,552
        Jerry Bardin ......................             5,250            8,240             --             13,490
        John S. Ames ......................             5,250            2,002             --              7,252
        Richard A. Firehammer, Jr .........             5,250            2,502             --              7,752

(6) Mr. Arling's employment with the Company was terminated on August 31, 1998 as part of the Company's discontinuation of its North American retail line of business. The Company rehired Mr. Arling in September 1998.

(7) The amount of Other Annual Compensation for Ms. Jayne represents commuting and housing allowance. SEE EMPLOYMENT AGREEMENTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS -- Ms. Jayne.

(8)     Ms. Jayne joined the Company on February 2, 1998.

(9)     Mr. Bardin joined the Company on August 3, 1998.

(10) Mr. Ames became an executive officer of the Company in 1998. In 1997, he served the Company in non-executive capacities.

(11) Mr. Firehammer's employment with the Company was terminated on August 31, 1998 as part of the Company's discontinuation of its North American retail line of business. The Company rehired Mr. Firehammer in February 1999.

STOCK OPTIONS

        Grant of Stock Options. The following table sets forth details regarding stock options granted to the Named Executive Officers in 2000. The Company has never granted stock appreciation rights. In addition, in accordance with Securities and Exchange Commission ("SEC") rules, the table shows the hypothetical gains or "option spreads" that would exist for the respective options. These gains are based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the options were granted over the full option term. The actual value, if any, an executive may realize will depend on the spread between the market price and the exercise price on the date the option is exercised.

TABLE II

           STOCK OPTION GRANTS DURING THE YEAR ENDED DECEMBER 31, 2000


                                                                                                    POTENTIAL REALIZABLE VALUE
                                                                                                     AT ASSUMED ANNUAL RATES
                                                     % OF TOTAL                                   OF STOCK PRICE APPRECIATION
                                                       OPTIONS                                        FOR OPTION TERM (4)
                                    STOCK OPTIONS     GRANTED TO     EXERCISE                                 ($)
                                   GRANTED (1),(5)    EMPLOYEES      PRICE (2)     EXPIRATION     ----------------------------
    NAME                                 (#)           IN 2000        ($/SH)        DATE (3)         5%                 10%
    ----                           ---------------   -----------     ---------     ----------     ---------         ----------
Paul D. Arling ............            80,000           19.16         20.1880       08/24/10      1,015,690         2,573,958
Camille Jayne .............            80,000           19.16         20.1880       08/24/10      1,015,690         2,573,958
Jerry Bardin ..............            10,000            2.40         20.1880       08/24/10        126,961           321,745
John S. Ames ..............            10,000            2.40         20.1880       08/24/10        126,961           321,745
Richard A. Firehammer, Jr..            10,000            2.40         20.1880       08/24/10        126,961           321,745


------------

(1) Under its 1993, 1995, 1996, 1998 and 1999 Stock Incentive Plans, the Company may grant to eligible employees stock options either on a non-qualified tax basis or as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Under its 1999A Nonqualified Stock Plan, the Company may only grant stock options to eligible employees on a non-qualified tax basis. In August 2000, the Company granted a total of 417,500 option to employees.

(2) Under all stock option plans, the option purchase price is equal to the fair market value at the date of the grant.

(3) If an optionee ceases to be an employee, other than by reason of death or disability, while holding an exercisable option, the option will generally terminate if not exercised within the following 180 days. If the optionee's employment ceases without "cause" or as a result of a "constructive termination", each as defined in the Plan, all options shall be immediately exercisable and, if the optionee's employment ceases within two years of such constructive termination (18 months in the case of options granted under the 1999A Plan), then the optionee shall be permitted to exercise the options at any time until the expiration of the option in accordance with its original term. Stock options are not transferable except that under all Plans if an optionee dies while an employee of the Company or within one year after becoming disabled, a legal representative or legatee may exercise the option, to the extent not already exercised, at any time up to one year from the date of death or, if shorter, the expiration of the option in accordance with its original term and in addition, under the 1999A Plan stock options may be transferred (i) by will or by the laws of descent and distribution or
        (ii) by gift or domestic relations order to a family member of the Optionee, (a "Permitted Transferee"), but in such cases, such options may only be exercised during the Optionee's lifetime by a Permitted Transferee, the Optionee, or in the case of Optionee's legal incompetency, by Optionee's guardian or legal representative.

(4) In accordance with SEC rules, these columns show gains that might exist for the respective options, assuming the market price of the Company's Stock appreciates from the date of the grant over a period of ten years at the annualized rates of five and ten percent, respectively. If the stock price does not increase above the exercise price at the time of the exercise, realized value to the named officers from these options will be zero. There can be no assurance that the amounts reflected in this table or the associated rates of appreciation will be achieved.

(5) Options were granted pursuant to the Universal Electronics Inc. 1999A Nonqualified Stock Plan and vest over four years on the anniversary date of the grant at a rate of 25% per year and have ten year terms.

           Aggregated Stock Option Exercises and Year-End Value. Table III below sets forth, on an aggregated basis, information regarding the exercise during 2000 of options to purchase Company Common Stock by the Company's Named Executive Officers and the value on December 31, 2000 of all unexercised stock options held by such individuals.

TABLE III

    AGGREGATED STOCK OPTION EXERCISES DURING THE YEAR ENDED DECEMBER 31, 2000
                        AND YEAR-END STOCK OPTION VALUES


                                                                    NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                                                                UNDERLYING UNEXERCISED STOCK       IN-THE-MONEY STOCK OPTIONS
                                         SHARES                      OPTIONS AT YEAR END                AT YEAR END (1)
                                      ACQUIRED ON    VALUE                  (#)                               ($)
                                        EXERCISE    REALIZED    -----------------------------     -----------------------------
   NAME                                     #          ($)      EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
   ----                               ------------  ---------   -----------     -------------     -----------     -------------
Paul D. Arling ...............            1,900        --          159,767          288,333        1,522,417        1,592,423
Camille Jayne ................               --        --          208,333          481,667        1,802,297        3,206,542
Jerry Bardin .................               --        --           15,833           46,667          117,934          257,984
John S. Ames .................               --        --           24,167           48,333          214,868          283,010
Richard A. Firehammer, Jr ....               --        --           45,000          105,000          379,632          781,371
                                          -----       -----        -------          -------        ---------        ---------
Total ........................            1,900        --          453,100          970,000        4,037,148        6,121,330
                                          =====       =====        =======          =======        =========        =========

--------------------

(1) Based on a per share price for Company Common Stock of $15.4375, which price reflects the closing price of the Company Common Stock as reported on The Nasdaq Stock Market on December 29, 2000, the last trading day of 2000. The price per share has been adjusted to reflect the two-for-one stock split.

EMPLOYMENT AGREEMENTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS

        Mr. Arling. In August 2000, the Company and Mr. Arling entered into an employment agreement with an initial term of two years commencing on October 1, 2000 and ending on September 30, 2002. By this agreement, Mr. Arling was promoted to the positions of President and Chief Executive Officer of the Company. The agreement also provides that, during the term of the agreement, Mr. Arling is to (i) devote his full working time and energy to the Company, (ii) refrain from disclosing and/or using any of the Company's trade secrets and proprietary information, and (iii) during the term of the agreement and for a period of two (2) years thereafter, refrain from soliciting any of its certain large customers or any key employees. In addition, unless terminated by either party in accordance with the terms of the agreement, the term would automatically renew for successive one-year terms. The agreement also provides that effective on October 1, 2000, Mr. Arling's annual base salary would increase to $300,000 (an increase of 20% over his 2000 annual base salary), with the opportunity to receive increases (but not decreases) in such annual salary as determined and set by the Board of Directors' Compensation Committee in accordance with plans and policies established by that committee. For 2001, Mr. Arling's annual base salary is $300,000. Mr. Arling also may earn an annual bonus payable at or near the end of the each fiscal year in an amount equal to a percentage of his base salary in accordance with the method established by the Compensation Committee (see "COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION -- Annual Bonus Incentives"). Mr. Arling received an annual bonus of $360,000 for 2000. The agreement also permits the Company to award a discretionary bonus to Mr. Arling as determined by the Compensation Committee, Mr. Arling received no discretionary bonus in 2000. The agreement further provides for the grant of options to acquire shares of Company Common Stock as determined by the Compensation Committee. On August 24, 2000, Mr. Arling received an option to acquire up to 80,000 shares of Company Common Stock at an exercise price of $20.188 per share, equal to the average of the high and low prices of the Company Common Stock on the date of grant, and which vests in equal increments over four (4) years. The agreement also continues the non-recourse interest bearing secured loan previously provided Mr. Arling. The loan was used by Mr. Arling for the acquisition of his primary residence in Southern California. The loan bears interest at the rate of 5.28% per annum, which interest is payable annually to the Company on each December 15th. The loan is secured by the primary residence purchased by Mr. Arling and the principal is payable on the earlier of (i) December 15, 2007, (ii) within twelve (12) months following a demand from the Company in the event that Mr. Arling shall cease (for whatever reason) being an employee of the Company or upon the occurrence of an Event of Default (as such term is defined within the promissory note evidencing the loan) or (iii) on the closing of a sale or transfer by Mr. Arling or his spouse of all or any part of his and/or her primary residence in Southern California that secures the loan, including without limitation any sale or transfer of any interest therein (including any beneficial interest therein) without the Company's prior written consent, which consent will not be unreasonably withheld. The agreement further entitles Mr. Arling to participate in benefits plans of the Company in effect from time to time and for other customary benefits.

        If during the term of the agreement Mr. Arling should resign for "good reason" (as such term is defined in the agreement), Mr. Arling will receive salary, bonus, other incentive compensation and perquisites, and may continue to participate in Company benefits plans, for an 18-month period following such resignation (twenty-four (24) months if such resignation is due to a "friendly acquisition" "Change in Control" (as such term is defined in the agreement).

        Ms. Jayne. In August 2000, the Company and Ms. Jayne entered into an employment agreement with the term commencing on October 1, 2000 and ending on February 1, 2002, on which date, the agreement will automatically end. By this agreement, Ms. Jayne was promoted to the position of Executive Chairman of the Board. The agreement also provides that during the term of the agreement, Ms. Jayne is to (i) devote her full working time and energy to the Company, (ii) refrain from disclosing and/or using any of the Company's trade secrets and proprietary information, and (iii) during the term of the agreement and for a period of two (2) years thereafter, refrain from soliciting any of its certain large customers or any key employees. The agreement also provides that effective on October 1, 2000, Ms. Jayne's annual base salary would increase to $400,000 (an increase of 1.3% over her 2000 annual base salary), with the opportunity to receive increases (but not decreases) in such annual salary as determined and set by the Board of Directors' Compensation Committee in accordance with plans and policies established by that committee. For 2001, Ms. Jayne's annual base salary is $400,000. Ms. Jayne also may earn an annual bonus payable at or near the end of the each fiscal year in an amount equal to a percentage of her base salary in accordance with the method established by the Compensation Committee (see "COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION -- Annual Bonus Incentives"). Ms. Jayne received an annual bonus of $480,000 for 2000. The agreement also permits the Company to award a discretionary bonus to Ms. Jayne as determined by the Compensation Committee, Ms. Jayne received no discretionary bonus in 2000. The agreement further provides for the grant of options to acquire shares of Company Common Stock as determined by the Compensation Committee. On August 24, 2000, Ms. Jayne received an option to acquire up to 80,000 shares of Company Common Stock at an exercise price of $20.188 per share, equal to the average of the high and low prices of the Company Common Stock on the date of grant, and which vest in equal increments over four (4) years. In addition, as a part of the employment agreement, each of Ms. Jayne's previously granted stock options was amended to provide for its continuation in accordance with its terms so long as she remains a member of the Company's Board of Directors.

        If during the term of the agreement, as amended, Ms. Jayne should resign for "good reason" (as such term is defined in the agreement), Ms. Jayne will receive salary, bonus, other incentive compensation and perquisites, and may continue to participate in Company benefits plans, for an 18-month period following such resignation (twenty-four (24) months if such resignation is due to a "friendly acquisition" "Change in Control" (as such terms are defined in the agreement) or thirty-six (36) months if such resignation is due to a "hostile acquisition" (as such term is defined in the agreement) Change in Control).

        Mr. Bennett. On June 16, 1996, the Company's subsidiary, Universal Electronics B.V. (formerly known as One For All, B.V.) entered into an employment agreement with Mr. Bennett. The Company believes that the agreement contains terms and provisions that are typical of these types of agreements in The Netherlands. By the agreement, Mr. Bennett receives a base salary, which salary may be increased as determined and set by the Board of Directors' Compensation Committee in accordance with plans and policies established by that committee. In 2000, Mr. Bennett's base salary was approximately US$156,000. By the agreement, Mr. Bennett is entitled to earn an annual bonus payable at or near the end of the Company's fiscal year in an amount equal to a percentage of his base salary, provided that certain earnings targets are met. In 2000, the Company awarded Mr. Bennett an annual bonus equal to US$90,000. The agreement further entitles Mr. Bennett to receive a use of Company paid automobile, participate in benefits plans of the Company in effect from time to time and for other customary benefits. Mr. Bennett has also received a salary continuation agreement from the Company (see "Pre1999 Salary Continuation Agreements" below).

        Pre1999 Salary Continuation Agreements. In 1995 and 1996, Messrs. Ames and Bennett and certain officers of the Company received salary continuation agreements with the Company (each, an "SCA(s)"). Each SCA takes effect upon the occurrence of certain triggering events (as defined in the agreements). In January 1997, Mr. Bennett's SCA was amended by providing that a triggering event under his SCA would include a sale or transfer or disposition by the Company of all or substantially all of the assets or stock of Universal Electronics B.V. (formerly known as "One For All B.V.") to a third party. When effective, each SCA operates as an employment agreement providing for a term of employment with the Company for a period ranging from twelve (12) to eighteen (18) months (thirty-six (36) months in the event of a hostile acquisition). In addition, each SCA provides that the executive or officer would receive increases in salary and bonuses during the term of the SCA in accordance with the Company's standard policies and practices; however, in no event would such base salary and bonus be less than the base salary and bonus such executive or officer received in the year immediately preceding the effective date of the SCA. Further, each SCA provides that the executive or officer will be entitled to receive stock option grants and to otherwise participate in the Company's incentive compensation and benefits plans and other customary benefits programs in effect from time to time, but in no event would such participation be less than that provided such executive or officer immediately prior to the effective date of the SCA.

        Under each SCA, in the event the Company terminates the executive's or officer's employment for reasons other than the executive's or officer's death or disability or for "cause" (as such term is defined in each SCA) or the executive or officer resigns for "good reason" (as such term is defined in each SCA, which definition includes resigning in connection with the occurrence of a change in control), the executive or officer would receive, in one lump sum, an amount equal to salary, bonus and other incentive compensation (including being paid the cash value of all options held by such executive or officer, which options become immediately fully vested on the executive's or officer's termination or resignation date) and to continue all health, disability and life insurance benefits for periods ranging from twelve (12) to eighteen (18) months (thirty-six (36) months in the event of a hostile acquisition) following such termination or resignation.

        1999 Salary Continuation Agreements. In February 1999, the Company entered into salary continuation agreements with Messrs. Firehammer and Belzowski. These salary continuation agreements are substantially similar to the SCAs (described above) in that they too take effect upon the occurrence of certain triggering events (as defined in the agreements). Similarly, when effective, each salary continuation agreement also (i) operates as an employment agreement providing for a term of employment with the Company for eighteen (18) months following a triggering event (thirty-six (36) months if the triggering event is a "hostile acquisition" (as such term is defined in the salary continuation agreement)), (ii) provides that the executive would receive increases in salary and bonuses during the term of his salary continuation agreement in accordance with the Company's standard policies and practices; however, in no event would such base salary and bonuses be less than the base salary and bonuses such executives received in the year immediately preceding the effective date of the salary continuation agreements, and (iii) entitles the executive to receive stock option grants and to otherwise participate in the Company's incentive compensation and benefits plans and other customary benefits programs in effect from time to time, but in no event would such participation be less than that provided such executive immediately prior to the effective date of his salary continuation agreement.

        In addition, each of these salary continuation agreements similarly provides that in the event the Company terminates the executive's employment for reasons other than his death or disability or for "cause" (as such term is defined in the salary continuation agreement) or he resigns for "good reason" (as such term is defined in each salary continuation agreement, which definition includes resigning in connection with the occurrence of a change in control), the executive would receive, in one lump sum, an amount equal to salary, bonus and other incentive compensation (including being paid the cash value of all options held by him, which options become immediately fully vested on the executive's termination or resignation date) and to continue all health, disability and life insurance benefits for a period of eighteen (18) months (thirty-six (36) months in the event of a hostile acquisition) following such termination or resignation.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        As stated above, the Compensation Committee currently consists of Messrs. Sparkman and Henderson, both of whom are non-employees. The Compensation Committee recommends compensation arrangements for the Company's executive officers and is also responsible for determining and otherwise administering the timing, amount, exercise price and other terms of options granted under the Company's various stock incentive plans. Under certain of those plans, options may be granted to non-employee directors of the Board of Directors. In all instances, the recommendations of the Compensation Committee regarding executive officer compensation, including all stock option grants, are passed upon and approved by the full Board of Directors, except that neither Ms. Jayne nor Mr. Arling vote or make decisions on matters involving their own and each other's compensation. Pursuant to one of the Company's stock option plans previously approved by the stockholders, on February 1, 2000, the full Board of Directors authorized a grant of options to each of Messrs. Beddow, Henderson, Mulligan and Sparkman, each an outside director of the Company, in the respective amounts of 10,000, 20,000, 20,000 and 20,000 shares, respectively, with each option vesting ratably over three years and having an exercise price of $18.5625 per share, the then fair market value as determined in accordance with the plan.

                              CERTAIN TRANSACTIONS

        On September 1, 1998, the Company entered into an asset purchase agreement with H & S Management Corp. ("H&S"), J. C. Sparkman and Steven Helbig in which the Company acquired all of the assets that were used and useful in the H & S remote control business. Mr. Sparkman received approximately 22% of the purchase price for H&S paid by the Company. The amount received by Mr. Sparkman was $1.5 million in cash and 84,211 shares of Company Common Stock (pre-split), which had a value of approximately $874,000 on the closing date of the acquisition. Twenty-five thousand dollars ($25,000) of the amount received by Mr. Sparkman was in exchange for a non-compete agreement that he entered into with the Company in which he agreed that for seven (7) years from September 1, 1998, he would not, directly or indirectly, either alone or in conjunction with any person or persons, or in any other manner whatsoever (i) carry on or be engaged in the H&S remote control business or any other business which is in competition with the H&S remote control business as existing on September 1, 1998, (ii) solicit business from or transact business with any person, firm or corporation to whom the Company or any of the other parties to the non-compete agreement has sold products where such solicitation would involve the sale of products competitive with those of the H&S remote control business, or (iii) directly or indirectly solicit for employment, offer employment to, or hire any person (as an employee or consultant), or otherwise engage in business any person or persons who is or are employed by the Company immediately after the closing date of the acquisition or during the seven (7) year non-compete period, except with the prior written consent of the Company. The non-compete agreement does not prohibit Mr. Sparkman from (i) carrying on or being engaged in any type of business, which is not competitive with the H&S remote control business in any area whatsoever, or (ii) being an owner of not more than 5% of the outstanding stock of any class of a corporation that is publicly traded whose principal business is competitive with the H&S remote control business, so long as he has no active participation in the business of such corporation.

        In connection with the acquisition, Mr. Sparkman also entered into a consulting agreement with the Company whereby Mr. Sparkman would provide the Company with certain consulting services for a period of two years commencing on September 1, 1998 in exchange for which the Company would pay Mr. Sparkman $250,000 per year and reimburse him for all reasonable and fully documented travel, office, entertainment, and other costs actually incurred in connection with carrying out his consulting services. During 2000, Mr. Sparkman received $250,000 under this agreement. Mr. Sparkman has agreed to indemnify, defend and hold the Company harmless from any claim that any payment made to him under the consulting agreement should have been made to any other shareholder, employee or director of H & S. In addition, Mr. Sparkman has agreed to hold, in confidence, information regarding the Company that he learns while performing his consulting services. Finally, Mr. Sparkman has agreed that all inventions that he may conceive of or assist in creating while performing consulting services under the agreement belong to the Company and that he will assign all rights to each such invention to the Company.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        The Compensation Committee of the Board of Directors met once and acted once by unanimous written consent in 2000. The members of the Committee are J.
C. Sparkman (Chairman of the Committee) and Bruce A. Henderson.

The Committee recommends compensation arrangements for the Company's executive officers and administers its various stock incentive plans.

        The Compensation Committee will review the compensation policies of the Company throughout the coming year. All compensation actions taken during 2000 were consistent with principles previously established by the Board of Directors. These principles include building a strong relationship between stockholder return and executive compensation, providing incentives to achieve both near and long-term goals, and providing an overall level of remuneration that is fair and reflective of performance. The chief executive officer and other executive officers are not present at the meetings unless requested by the Committee. Further, consistent with past practice, the Board has decided that management of the Company should make decisions with respect to the compensation of all employees other than the chief executive officer and all other executive officers of the Company.

        Compensation Philosophy and Program. In administering executive officer compensation, the Compensation Committee's objective is to establish a total pay program for the Company that appropriately balances compensation costs with salaries and incentives sufficient to retain and motivate key executives. The chief executive officer presents proposals and recommendations on executive officer compensation to the Committee for its review and evaluation. In 2000, the Compensation Committee used data from independent sources, provided by the Company to establish compensation targets that reflect overall and individual executive officer compensation history, the Company's recent and planned performance and, to the extent available, data reflecting compensation practices of companies who are competitors of the Company (the "Compare Group"). The Compare Group included members of the Company's Peer Group and private companies. However, because the Company found that the companies comprising the Compare Group were substantially larger than the Company, the Compensation Committee discounted such comparison data and relied more on internal information and criteria in establishing its overall pay program for the executive officers. In 2001, the Committee will continue to employ a similar method to establish executive compensation. The Committee believes that the method it has employed in establishing executive compensation appropriately reflects the labor market for Company executives.

        Base Salary. Base salaries are determined from an assessment of various factors including position, tenure, experience, salary history and individual performance. This assessment is generally subjective, not subject to weightings or formulas and only considers Compare Group data to the extent available and believed by the Compensation Committee to be helpful; however, it does include data received from independent sources. Individual base salary increases reflect what the Compensation Committee believes to be fair and appropriate after considering the subjective factors, an assessment of the Company's current and projected labor costs and the data it received from independent sources. Based upon the Company's financial performance for the year ended December 31, 2000, the Committee reassessed the base salaries of each of Mr. Arling and Ms. Jayne and the other executive officers. In this regard, Mr. Arling, who has an employment agreement with the Company (see "Employment Agreements") and is paid in accordance with the provisions of the employment agreement, received an increase in his base salary of 20% for 2001. The other executive officers (some of whom also have employment agreements with the Company or its subsidiaries - see "Employment Agreements") received increases for 2001 ranging from 1.3% to approximately 5%.

        Annual Bonus Incentives. The Company believes that incentives help motivate attainment of annual objectives, including the Company's performance relative to that year's plan and the individual performance of each executive officer. Based in part on data provided by the Company that was obtained from independent consultants, the Compensation Committee has established a method for determining bonuses for the Company's executive officers, including the chief executive officer, utilizing a combination of financial and strategic goals. These goals contain both objective and subjective components and based upon the level at which those goals are achieved, each executive officer is paid a bonus equal to a percentage of the executive's base salary. For the chief executive officer and the executive chairman of the board, the percentage ranges between 30% and 120% of their respective base salaries as of year-end. For each other executive officer, the percentage ranges between 20% and 100% of the executive's base salary as of year-end. In certain circumstances, an additional bonus may be awarded if the Compensation Committee determines that an executive officer's individual performance warrants such award. Based on the achievement of the financial and strategic goals during 2000, Mr. Arling and Ms. Jayne each received an annual bonus for 2000 equal to 120% of their annual base salaries as of year-end and each of the other executive officers received a bonus in 2000 ranging from 44% to 76% of such executive's annual base salary as of year end. During 2000, none of the Named Executive Officers received a discretionary bonus.

        Common Stock Incentives. In addition to the Company's 401K and Profit Sharing Plan, the Company, through its various stock incentive plans, may grant options to purchase Company Common Stock, stock appreciation rights or phantom stock awards to executive officers and employees of the Company and its subsidiaries with a view toward providing the executive officers and employees a stake in the Company's future and compensation directly aligned with the creation of stockholder value. The Compensation Committee may also issue stock options to attract new executive officers to the Company. The Compensation Committee generally establishes the terms and conditions of such grants. Individual awards are determined based on a subjective assessment of individual performance, contribution and potential. The Compensation Committee, based in part on the number of discretionary options granted to the Named Executive Officers during 2000, has determined that there will be no annual grant of options made to the Named Executive Officers during 2001. However, the Compensation Committee retains the discretion to make individual grants that it deems appropriate under the circumstances, including to any or all of the Named Executive Officers. During 2000, the Committee made no changes in the Company's 401K and Profit Sharing Plan and none are anticipated during 2001.

        Perquisites. The Company offers very few perquisites or special benefits to executive officers. In general, the Compensation Committee believes that the benefits offered are less than those offered at typical companies of similar size, and are not material when considering total compensation.

        Deductibility. The Compensation Committee does not believe that the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), will limit the deductibility of compensation expected to be paid by the Company during 2001. Section 162(m) generally limits the deductibility for federal tax purposes of certain types of executive compensation in excess of $1.0 million dollars per year. The Compensation Committee will continue, however, to evaluate the impact of Section 162(m) of the Code and any other such provisions and take any action deemed appropriate to maximize the deductibility for federal tax purposes of all elements of compensation. The Company, however, may from time to time pay or award compensation to its executive officers that may not be deductible. Further, because of the ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding the efforts of the Company in this area, that compensation intended by the Company to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

        It is the view of the Compensation Committee that the compensation programs of the Company are well structured to encourage attainment of objectives, offer opportunities for a total level of compensation that is consistent with other companies of similar size, and foster a stockholder perspective in management. The Compensation Committee believes that the overall levels of compensation provided by these programs are fair and appropriate for the year just ended and that they serve stockholders' long-term interests.



                            Compensation Committee of the Board of Directors

                            J. C. Sparkman -- Chairman
                            Bruce A. Henderson

                                PERFORMANCE CHART


        The following line graph compares the yearly percentage change in the cumulative total stockholder return with respect to Company Common Stock versus the cumulative total return of the Company's Peer Group Index (the "Peer Group Index") and the Nasdaq Composite Index (the "Nasdaq Composite Index") for the five (5) year period commencing December 31, 1995 and ended December 31, 2000. The graph and table assume that $100 was invested on December 31, 1995 in each of Company Common Stock, the Peer Group Index and the Nasdaq Composite Index and that all dividends were reinvested (although no dividends were declared on Company Common Stock during the period) and actual market value increases and decreases relative to the initial investment of $100. This data was furnished by Nasdaq*Amex and is based on a calendar year.

        The Company believes that the information provided within this performance chart has only limited relevance to an understanding of the Company's compensation policies during the indicated periods and does not reflect all matters appropriately considered by the Company in developing its compensation strategy. This information shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, and is not necessarily indicative of future price performance.


       COMPARISON OF STOCKHOLDER RETURNS AMONG UNIVERSAL ELECTRONICS INC.,
             THE PEER GROUP INDEX(1) AND THE NASDAQ COMPOSITE INDEX






                              [PERFORMANCE GRAPH]




                                  12/31/95      12/31/96      12/31/97      12/31/98      12/31/99      12/31/00
                                  --------      --------      --------      --------      --------      --------
Universal Electronics Inc.          $100          $ 73          $133          $143          $613          $412
Peer Group Index                    $100          $112          $110          $135          $123          $152
Nasdaq Composite Index              $100          $123          $149          $208          $387          $235

----------------

(1) Companies in the Peer Group Index are as follows: Harman International Industries, Inc.; Recoton Corporation; Royal Appliance Manufacturing Co.; Koss Corporation.; and Boston Acoustics Inc.

                      PROPOSAL TWO: APPOINTMENT OF AUDITORS

        The Board of Directors, acting on the recommendation of its Audit Committee, has appointed PricewaterhouseCoopers LLP ("PWC"), a firm of independent public accountants, as auditors, to examine and report to the Board and to the Company's stockholders on the consolidated financial statements of the Company and its subsidiaries for 2001. The Board of Directors is requesting stockholder ratification of such appointment. Representatives of PWC will be present at the Annual Meeting, will be given an opportunity to make a statement and will be available to respond to appropriate questions.

        Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the ratification of the appointment of PWC as the Company's independent auditors. If the stockholders of the Company reject the nomination, the Board of Directors will reconsider its selection.

VOTE REQUIRED

        The ratification of the Board of Directors' appointment of PWC as the Company's independent auditors for 2001 requires an affirmative vote of the holders of a majority of shares of Company Common Stock present in person or represented by proxy at the Annual Meeting.

        THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF SUCH APPOINTMENT.

                  STOCKHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

        Any stockholder who meets the requirements of the proxy rules under the Exchange Act may submit to the Board of Directors proposals to be considered for submission to the Annual Meeting of Stockholders to be held in 2002. Any such proposal should be submitted in writing by notice delivered or mailed by first-class United States mail, postage prepaid, to the Secretary of the Company, Universal Electronics Inc., 6101 Gateway Drive, Cypress, California 90630 and must be received no later than December 31, 2001. Any such notice shall set forth: (a) the name and address of the stockholder and the text of the proposal to be introduced; (b) the number of shares of stock held of record, owned beneficially and represented by proxy by such stockholder as of the date of such notice; and (c) a representation that the stockholder intends to appear in person or by proxy at the meeting to introduce the proposal specified in the notice. The chairman of the meeting may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedures.

        Proxy holders will use their discretion in voting proxies with respect to any stockholder proposal properly presented from the floor and not included in the Proxy Statement for the 2002 Annual Meeting, unless specific voting instructions are received with respect to any such proposal by March 11, 2002.

                       STOCKHOLDER NOMINATION OF DIRECTOR

        The Nominating Committee of the Company's Board of Directors will consider nominees to the Company's Board of Directors to the extent permitted under, and made pursuant to the procedures established by, Article IV of the Company's Amended and Restated By-laws.

        Any stockholder may recommend any person as a nominee for director of the Company by writing to the Secretary of the Company, c/o Universal Electronics Inc., 6101 Gateway Drive, Cypress, California 90630. Recommendations must be received by December 31, 2001 for the Annual Meeting of Stockholders to be held in 2002, and must comply with the requirements in the Company's Amended and Restated By-laws.

                             SOLICITATION OF PROXIES

        Proxies will be solicited by mail, telephone, or other means of communication. Solicitation also may be made by directors, officers and other employees of the Company not specifically employed for this purpose. The Company will reimburse brokerage firms, custodians, nominees and fiduciaries in accordance with the rules of the National Association of Securities Dealers, Inc., for reasonable expenses incurred by them in forwarding materials to the beneficial owners of shares. The entire cost of solicitation will be borne by the Company.

                             FORM 10-K ANNUAL REPORT

        All stockholders received a copy of the Company's 2000 Annual Report on Form 10-K filed with the Securities and Exchange Commission (excluding exhibits). Stockholders may obtain a copy of the exhibits by addressing a request to Investor Relations, Universal Electronics Inc., 6101 Gateway Drive, Cypress, California 90630. A charge equal to the reproduction cost will be made if the exhibits are requested.



                                     BY ORDER OF THE BOARD OF DIRECTORS

                                     Richard A. Firehammer, Jr.
                                     Senior Vice President,
                                     General Counsel and Secretary
                                     April 26, 2001

                                                                     APPENDIX A


                             AUDIT COMMITTEE REPORT


        The Audit Committee reviews the Corporation's financial reporting process on behalf of the Board of Directors and while management has the primary responsibility for the financial statements and the reporting process, the Corporation's independent auditors are responsible for expressing an opinion on the conformity of the Corporation's audited financial statements to generally accepted accounting principles.

        In this context, the Audit Committee has reviewed and discussed with management and the independent auditors the Corporation's audited financial statements for the three years ended December 31, 2000. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statement on Auditing Standards No. 90. In addition, the Audit Committee has received from the independent auditors the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and discussed with them their independence from the Corporation and its management. Finally, the Audit Committee has considered whether the independent auditors' provision of non-audit services to the Corporation is compatible with the auditors' independence.

        Relying on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the financial statements of the Corporation for the three years ended December 31, 2000 as presented to the Audit Committee be included in the Corporation's Annual Report on Form 10-K for the year ended December 31, 2000 to be filed with the Securities and Exchange Commission in accordance with the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.


                                    Audit Committee of the Board of Directors

                                    William C. Mulligan -- Chairman
                                    David Beddow
                                    Bruce A. Henderson

                                                                     APPENDIX B


                             AUDIT COMMITTEE CHARTER

I.      PURPOSE

        The primary function of the Audit Committee ("the Committee") is to assist the Board of Directors ("the Board") of Universal Electronics Inc. ("the Company") in fulfilling its oversight responsibilities with respect to (i) the annual financial information to be provided to shareholders and the Securities and Exchange Commission ("SEC"); (ii) the system of internal controls that management has established; and
        (iii) the external audit process. In addition, the Committee provides an avenue for communication between the independent accountants, management and the Board. The Committee should have a clear understanding with the independent accountants that they must maintain an open relationship with the Committee, and that the ultimate accountability of the independent accountants is to the Board and the Committee.

II.     ORGANIZATION

        The Committee shall be composed of three or more directors as determined by the Board. The members must be independent of the management of the corporation and free of any relationship that, in the opinion of the Board, would interfere with their exercise of independent judgement as a committee member. One of the members of the Committee will be elected Committee Chair by the Board.

III.    MEETINGS

        The Committee is to meet at least two times per year, and as many times as the Committee deems necessary.

IV.     RESPONSIBILITIES AND DUTIES

        The Committee believes its policies and procedures should remain flexible in order to react to changing conditions. The Committee will fulfill its duties and responsibilities as follows:

        A.      General

                - Review and update this Charter periodically, at least annually, as conditions dictate.

                - Report Committee actions to the Board with such recommendations as the Committee may deem appropriate.

                - Provide open avenues of communication between and among the independent accountants, the management of the Company and the Board.

                - Conduct or authorize investigations into any matters within the Committee's scope of responsibilities. The Committee shall be empowered to retain independent counsel, accountants or others to assist it in the conduct of any investigation.

                - The Committee will do whatever else the law, the Company's charter, bylaws, or the Board requires.

        B.      External/Independent Accountants

                - Recommend to the Board the selection of the independent accountants, considering independence and effectiveness. The Committee will review annually with management the fee arrangement with the independent accountants. On an annual basis, the Committee will review and discuss with the accountants all significant relationships the accountants have with the Company to determine the accountant's independence.

                - Obtain from the external auditors a formal written statement delineating all services provided to the Company and all relationships between the auditor and the Company.

                - The external auditor is ultimately accountable to the Board and the Committee, as representatives of the shareholders, and the Committee has the ultimate authority and responsibility to select, evaluate, and where appropriate replace the outside auditor.

                - Meet annually with the independent accountants and financial management of the Company to review the proposed scope of the external audit for each current year. The external audit scope shall include a requirement that the independent accountants inform the Committee of any significant changes in the independent accountants' original audit plan.

C.      Financial Reporting Processes/Internal Controls

        QUARTERLY REPORTING PROCESS

                - Ensure that the independent accountants and the management of the Company are satisfied with the quality and appropriateness of the financial statements and that they advise the Committee through its Chair and the management of the Company of any significant matters identified through their review of the Company's interim quarterly financial statements. And that such notification is to be made prior to the related press release or, if not practicable, prior to filing the Form 10-Q for the applicable quarter.

                - On an ongoing basis, ensure that the independent accountants and the management of the Company are satisfied with the disclosure and content of the financial statements included in Form 10-Q, including the nature and extent of any significant changes in accounting principles, prior to the filing of the Form 10-Q with the SEC.

        ANNUAL REPORTING PROCESS

                - At the completion of the annual audit, discuss the following with management and the independent accountants:

                - Review the results of the audit, and the annual financial statements and related information to determine that the independent accountants and the management of the Company are satisfied with the quality, not just the acceptability, of the Company's accounting principles and underlying estimates, and the appropriateness of the financial statements, prior to the release of the annual earnings.

                - Discuss the adequacy of the company's system of internal controls.

                - Advise management and the independent accountant to discuss with the Committee their qualitative judgments about the appropriateness of accounting principles and financial disclosure practices used or adopted by the Company.

                - Ensure that the independent accountants and the management of the Company are satisfied with the disclosure and content of the Form 10-K prior to its filing with the SEC.

D.      Legal and Regulatory Compliance

        - Review with the Company's legal counsel any legal matters that may have a significant impact on the Company's overall financials.

PROXY                                                                      PROXY

                           UNIVERSAL ELECTRONICS INC.

                 THIS PROXY SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
            on June 21, 2001, 9:00 a.m., Los Angeles, California time

        The undersigned appoints Camille Jayne and Paul D. Arling as proxy holders. Each shall have the power to appoint a substitute and is authorized to represent and vote, as designated hereon, all shares of Universal Electronics Inc. held of record by the undersigned as of April 19, 2001 at the Annual Meeting of Stockholders to be held on June 21, 2001, 9:00 a.m., Los Angeles, California time, or any adjournments or postponements thereof. The Board of Directors recommends a vote FOR the election of all persons nominated as Directors by the Board of Directors and FOR proposal 2.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL PERSONS NOMINATED AS DIRECTORS BY THE BOARD OF DIRECTORS AND FOR PROPOSAL 2 AND, AS TO ANY OTHER MATTERS PROPERLY BROUGHT BEFORE THE MEETING, AS PROXIES MAY DIRECT.



         *    DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED    *

                 UNIVERSAL ELECTRONICS INC. 2001 ANNUAL MEETING

1. ELECTION OF DIRECTORS: Class I Nominees  1 - PAUL D. ARLING   2 - CAMILLE JAYNE   [ ] FOR all nominees     [ ] WITHHOLD AUTHORITY
                                                                                         listed to the            to vote for all
                                                                                         left (except as          nominees listed to
                                                                                         specified below).        the left.

(Instructions: To withhold authority to vote for any indicated nominee, write        -----------------------------------------------
the number(s) of the nominee(s) in the box provided to the right.)
                                                                                     -----------------------------------------------

2. Proposal to ratify appointment of PricewaterhouseCoopers LLP as independent
auditors.                                                                            [ ]  FOR       [ ]  AGAINST     [ ]  ABSTAIN

Check appropriate box                                Date                                       NO. OF SHARES
Indicate changes below:                                  --------------------
Address Change?   [ ]      Name Change?   [ ]                                   ----------------------------------------------------



                                                                                ----------------------------------------------------

                                                                                Signature(s) in Box
                                                                                Please sign name exactly as name appears hereon.
                                                                                When shares are held by joint tenants, both should
                                                                                sign. When signing as attorney, executor,
                                                                                administrator, trustee or guardian, please give full
                                                                                title as such. If a corporation, please sign in full
                                                                                corporate name by President or other authorized
                                                                                officer. If a partnership, please sign in
                                                                                partnership name by an authorized person.